Exhibit 2.2

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

by and among

OMNIMMUNE HOLDINGS, INC.,

OMNIMMUNE ACQUISITION CORP.

and

OMNIMMUNE CORP.

AUGUST 7, 2008

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of August 7, 2008, by and among Omnimmune Holdings, Inc., a Delaware corporation (“Holdings”), Omnimmune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings (“MergerSub”) and Omnimmune Corp., a Texas corporation (“Omni”).  Holdings, MergerSub and Omni are each, individually, a “Party” or, collectively, the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto and incorporated herein by reference.

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Omni shall combine with MergerSub pursuant to a merger (the “Merger”) in accordance with the Delaware General Corporation Law (“DGCL”) and the terms of this Agreement whereby Omni will merge with and into MergerSub, with MergerSub continuing as the surviving company in the Merger and a wholly-owned subsidiary of Holdings (the “Surviving Company”);

WHEREAS, it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the respective boards of directors of Holdings, MergerSub and Omni have approved each Parties’ entry into this Agreement; and

WHEREAS, this Agreement and the Merger also have been approved by the sole shareholder of MergerSub and the shareholders of Omni, as required pursuant to the requirements of the DGCL and the Texas Business Corporation Act (“TBCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DESCRIPTION OF MERGER.

1.1 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Omni shall be merged with and into MergerSub, and the separate existence of Omni shall cease.  Following the Effective Time, MergerSub will continue as the Surviving Company and shall be a wholly-owned subsidiary of Holdings.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the TBCA.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Omni and MergerSub shall vest in the Surviving Company, and all debts, liabilities and duties of Omni and MergerSub shall become the debts, liabilities and duties of the Surviving Company.

1.2 Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place at the offices of McDaniel & Henry, LLP, or some other location mutually agreed upon by the Parties, at 9:00 a.m. Eastern Time on or around August 7, 2008 (the “Closing Date”). Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL and TBCA (the “Certificate of Merger”) shall be filed with the office of the Secretary of State of the State of Texas and the Secretary of State of the State of Delaware.  The Merger shall become effective only upon the acceptance of the Certificate of Merger by the Secretary of State of Texas and the Secretary of State of the State of Delaware (the “Effective Time”).

1.3 Corporate Structure of the Surviving Company; Election of Officers and Directors.  Unless otherwise mutually determined by Holdings, MergerSub and Omni prior to the Effective Time: (i) the certificate of incorporation of MergerSub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company upon and after the Effective Time; provided, however the name of MergerSub after the Effective Time shall be changed to Omnimmune Corp., and (ii) the bylaws of MergerSub immediately prior to the Effective Time shall be the bylaws of the Surviving Company upon and after the Effective Time.  In addition, MergerSub, prior to the Effective Time, will nominate the individuals set forth on Exhibit B attached hereto as directors for the MergerSub’s board of directors.  Upon the Closing of the Merger the board of directors of MergerSub shall become the board of directors of the Surviving Company.

1.4 Merger Consideration; Conversion of Omni Common Stock; Exchange of Omni Warrants; Exchange of Omni Options; Exchange of Omni Convertible Debt. The following consideration shall be payable to the holders of Omni Securities as a result of the Merger: (i) 5,107,721 shares of Holdings Common Stock (the “Stock Merger Consideration”); (ii) Holdings Warrants to purchase an aggregate of 249,388 shares of Holdings Common Stock (the “Warrant Merger Consideration”); (iii) Holdings Options to purchase an aggregate of 2,250,000 shares of Holdings Common Stock (the “Option Merger Consideration”); and (iv) Holdings Convertible Debt convertible into 1,019,360 shares of Holdings Common Stock (the “Debt Merger Consideration”).  At the Effective Time and without any further action on the part of Holdings, MergerSub, Omni or any other Person:

(a) Each share of Omni Common Stock outstanding immediately prior to the Effective Time (other than any shares of Omni Common Stock that are Dissenting Shares) shall be converted into the right to receive one (1) share of Holdings Common Stock.
(b) Each Omni Warrant outstanding as of immediately prior to the Effective Time shall be exchanged for a Holdings Warrant to purchase one (1) share of Holdings Common Stock for each share of Omni Common Stock underlying such Omni Warrant at a per share exercise price equal to the exercise price applicable to each such Omni Warrant, and upon such other terms and conditions provided with respect to such Omni Warrant.

(c) Each Omni Option outstanding as of immediately prior to the Effective Time shall be exchanged for a Holdings Option to purchase one (1) share of Holdings Common Stock for each share of Omni Common Stock underlying such Omni Option at a per share exercise price equal to the exercise price applicable to each such Omni Option, and upon such other terms and conditions provided with respect to such Omni Option.

(d) Each Omni Convertible Note outstanding as of immediately prior to the Effective Time shall be exchanged for Holdings Convertible Debt convertible into one (1) share of Holdings Common Stock for each share of Omni Common Stock underlying such Omni Convertible Note at a per share conversion price equal to the conversion price applicable to each such Omni Convertible Note, and upon such other terms and conditions provided with respect to such Omni Convertible Note.

(e) Notwithstanding the foregoing, Applicable Merger Consideration shall not be payable at or after the Effective Time with respect to any Dissenting Shares (as defined in Section 1.7 hereafter) or any shares of Omni Common Stock with respect to which dissenters’ rights have not terminated.  In the case of Dissenting Shares, payment shall be made in accordance with the TBCA.  In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of Omni Common Stock become Dissenting Shares, payment shall be made in accordance with TBCA, and if, instead, the dissenters’ rights with respect to such shares of  Omni Common Stock irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the Applicable Merger Consideration upon delivery of the Certificate(s) representing the applicable shares of Omni Common Stock.

1.5 Closing of Omni’s Transfer Books.  At the Effective Time, each of the holders of capital stock of Omni shall cease to have any rights as a stockholder of Omni (except as set forth in this Agreement with respect to the Applicable Merger Consideration), and the stock transfer books of Omni shall be closed with respect to all shares of capital stock of Omni outstanding immediately prior to the Effective Time.  No further transfer of any such shares of capital stock of Omni shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of capital stock of Omni (each, a “Omni Stock Certificate”), or a valid instrument previously representing any Omni Convertible Debt (each, a “Omni Convertible Debt Certificate”), or Omni Option (an “Omni Option”), or Omni Warrant (an “Omni Warrant”) presented to Holdings, such Omni Stock Certificate, Omni Convertible Debt Certificate, Omni Option or Omni Warrant shall be cancelled and exchanged as provided in Section 1.6.

1.6 Exchange of Certificates; Delivery of Applicable Merger Consideration; Legends; Lost, Stolen or Destroyed Certificates.

(a) At the Closing or as soon as reasonably practicable thereafter: (i) the holders of Omni Securities will provide to Holdings (1) completed and executed letters of transmittal in customary form for use in effecting the surrender of all Omni Securities in exchange for the Applicable Merger Consideration, and (2) all Omni Stock Certificates, Omni Convertible Debt Certificates, Omni Options and Omni Warrants; and (ii) Holdings will provide to each holder of Omni Securities (A) a certificate representing that number of shares of Holdings Common Stock representing such holder’s portion of the Stock Merger Consideration (as determined in accordance with Section 1.4), (B) a Holdings Warrant to purchase that number of shares of Holdings Common Stock representing such holder’s portion of the Warrant Merger Consideration (as determined in accordance with Section 1.4), (C) a Holdings Option to purchase that number of shares of Holdings Common Stock representing such holder’s portion of the Option Merger Consideration (as determined in accordance with Section 1.4), and (D) Holdings Convertible Debt convertible into that number of shares of Holdings Common Stock representing such holder’s portion of the Debt Merger Consideration (as determined in accordance with Section 1.4).  No fractional shares of Holdings Common Stock shall be issued in, or as a result of, the Merger.  Any fractional share of Holdings Common Stock that a holder of record of Omni Securities would otherwise be entitled to receive as a result of the Merger shall be aggregated.  If a fractional share of Holdings Common Stock results from such aggregation, the number of shares required to be issued to such record holder shall be rounded up to the nearest whole number of shares of Holdings Common Stock.  All Omni Stock Certificates, Omni Convertible Debt Certificates, Omni Options and Omni Warrants shall be canceled after such delivery.  Until surrendered as contemplated by this Section 1.6, each Omni Stock Certificate (other than any Omni Stock Certificate representing Dissenting Shares), Omni Convertible Debt Certificate, Omni Option and Omni Warrant shall be deemed, from and after the Effective Time, to represent only the right to receive the Applicable Merger Consideration in accordance with this Agreement.

(b) Holdings shall be entitled to deduct and withhold from the Applicable Merger Consideration payable or otherwise deliverable to any holder of Omni Securities pursuant to this Agreement such amounts as Holdings is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the holder of Omni Securities to whom such amounts would otherwise have been paid.

(c) The Holdings Common Stock, Holdings Options, Holdings Convertible Debt and Holdings Warrants to be issued pursuant to this Section 1 shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing Holdings Common Stock, Holdings Options, Holdings Convertible Debt and Holdings Warrants to be issued pursuant to this Section 1 shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF COMPANY’S LEGAL COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(d) If any Omni Stock Certificate, Omni Convertible Debt Certificate, Omni Option or Omni Warrant shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Omni Stock Certificate, Omni Convertible Debt Certificate, Omni Option or Omni Warrant to be lost, stolen, or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity by such Person against any claim that may be made against the Surviving Company in respect of such Omni Stock Certificate, Omni Convertible Debt Certificate, Omni Option or Omni Warrant, Holdings will deliver in exchange for such lost, stolen, or destroyed Omni Stock Certificates, Omni Convertible Debt Certificate, Omni Option and Omni Warrant the Applicable Merger Consideration in respect of Omni securities formerly represented thereby.

1.7 Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Omni held by a holder who, pursuant to the TBCA or any successor provision, has the right to dissent to the Merger and demand payment for such shares, and who properly dissents and demands payment for the fair value of such shares of capital stock of Omni (“Dissenting Shares”) in accordance with the TBCA, shall not be converted into the right to receive the Applicable Merger Consideration as set forth in Section 1.4, unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to such payment, if any.  If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Applicable Merger Consideration.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in the TBCA and as provided in the immediately preceding sentence.  Omni shall give prompt notice to Holdings of any demands received by Omni for appraisal of shares of capital stock of Omni and the opportunity to participate in all negotiations and proceedings with respect to any such demand.  Except to the extent otherwise required by the TBCA, Omni shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Holdings shall have consented in writing to such payment or settlement offer.

1.8 Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code, and the Parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any Tax filing or Legal Proceeding inconsistent therewith.  The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  None of Holdings, MergerSub, the Surviving Company or Omni has taken or failed to take, and after the Effective Time, Holdings and the Surviving Company shall not take or fail to take, any action which reasonably could be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.9 Further Action.  If, at any time after the Closing Date, any further action is determined by the Surviving Company to be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Omni, the officers and directors of the Surviving Company shall be fully authorized (in the name of Omni or otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF COMPANY.   Except as set forth on the Schedules hereto, Omni hereby represents, warrants and covenants as of the date hereof, to and for the benefit of Holdings, MergerSub and the Surviving Company, as follows:

2.1 Due Organization.   Omni is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Omni Contracts.  Omni is not and has not been qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

2.2 Subsidiaries. Omni has no Subsidiaries other than In Vitro Technologies, Inc. (“In Vitro”), a New York corporation, which has been dissolved by proclamation for failure to file state franchise tax returns and conducts no business operations and has no material assets.  Omni is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of In Vitro.  All of such shares so owned by Omni are validly issued, fully paid and non-assessable.

2.3 Capitalization.

(a) The authorized capital stock of Omni consists of: (i) 300,000,000 shares of Omni Common Stock, of which 5,107,721 shares are issued and outstanding, and (ii) 10,000,000 shares of Omni Preferred Stock, of which no shares are outstanding.  All of the issued and outstanding shares of Omni capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of Omni capital stock are owned, beneficially and of record, by those stockholders set forth on the most recent stockholders list attached as part of Schedule 2.3(a).  No shares of capital stock of Omni are subject to a repurchase option in favor of Omni.

(b) Except as set forth on Schedule 2.3(b), to Omni’s knowledge, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock of Omni or other securities of Omni; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of Omni or other securities of Omni; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Omni; (iv) Omni Contracts (other than this Agreement) under which Omni is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of Omni or any other securities of Omni; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, or any shares of Omni; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities.

2.4 Authority; Binding Nature of Agreement.  Omni has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Omni of this Agreement have been duly authorized by all necessary action on the part of Omni.  The Agreement constitutes the valid and binding obligation of Omni, enforceable against Omni in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Non-Contravention.  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of Omni’s Articles of Incorporation or Bylaws, each as currently in effect; (ii)  result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Omni, or any of the assets owned, used or controlled by Omni, is subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any material Omni Contract, except where the violation, right to challenge, exercise of any remedy, relief, breach or default would not result in a Material Adverse Effect.

2.6 Dissenting Shares.  No holder of shares of Omni’s capital stock who, pursuant to the TBCA, has the right to dissent to the Merger and demand payment for such shares, has dissented and demanded payment for the fair value of such shares of Omni’s capital stock in accordance with the TBCA in connection with the Merger, including any such holder that subsequently has withdrawn, failed to perfect or otherwise lost such holder’s right to such payment.

2.7 Omni Financial Statements.  Omni has furnished to Holdings (or will furnish to it when available, but in any event prior to the Closing Date) a complete and correct copy of Omni’s audited financial statements for the years ended December 31, 2007, 2006 and 2005 and the unaudited financial statements for the three months ended March 31, 2008 (the “Most Recent Financial Statements”)(collectively, the “Omni Financial Statements”).  Omni Financial Statements (including the notes thereto, if any) are consistent with the books and records of Omni and present fairly the assets, liabilities, financial condition and results of operations of Omni, as at the dates and for the periods indicated, have been prepared in accordance with GAAP, provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items, and have been prepared in good faith by Omni’s management from the books and records of Omni.  The books and records of Omni are true, accurate and complete in all material respects.

2.8 Assets; Leaseholds.

(a) The assets of Omni (as reflected in the Omni Financial Statements) include all properties, tangible assets and intangible assets used by Omni in the conduct of its business as presently conducted.  Omni has good and marketable title to, or a valid leasehold interest, license or other right to use such properties and assets, free and clear of any Encumbrance or restriction on transfer, other than any Encumbrance as may be set forth in the respective Omni Contract relating thereto.

(b) Omni does not own any real property and does not have any interests in real property.

(c) Schedule 2.8(c) sets forth a true and complete list of all interests in real property leased by Omni (the “Omni Leased Real Property”).  There are no written leases or agreements pertaining to Omni Leased Real Property.

2.9 Intellectual Property.

(a) Omni owns no Registered IP.

(b) Schedule 2.9(b) identifies in all material respects: (i) all Intellectual Property Rights or Intellectual Property licensed to Omni (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal-use software license or is generally publicly available on standard terms for less than $1,000); and (ii) the corresponding Omni Contract pursuant to which such Intellectual Property Rights or Intellectual Property are licensed (the “Omni IP”).  Neither the Merger nor any of the other transactions contemplated by this Agreement will materially adversely alter or impair the Surviving Company’s Intellectual Property Rights or Intellectual Property licensed to Omni.

(c) There are no Omni Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of the Omni IP.

(d) To Omni’s Knowledge, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Omni IP.

(e) To Omni’s Knowledge, none of Omni IP licensed by Omni currently infringes, misappropriates or otherwise violates or has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.  Without limiting the generality of the foregoing, no infringement, misappropriation or similar claim or Legal Proceeding is pending against Omni or, to Omni’s Knowledge, has been threatened against Omni with respect to any Omni IP or the Omni business as currently conducted.

2.10 Contracts.   Schedule 2.10 identifies each Omni Contract and provides an accurate description of the terms of each Omni Contract that is not in written form.  Each material Omni Contract is valid, binding and enforceable by Omni in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Omni is not in default under, any material Omni Contract, and, to Omni’s Knowledge, no other Person has violated or breached, or committed any default under, any material Omni Contract.   Schedule 2.10 provides an accurate and complete list of all Consents required under any material Omni Contract to consummate the transactions contemplated hereby.

2.11 Finder’s Fee.  Except as set forth on Schedule 2.11, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon any arrangements or agreements made by or on behalf of Omni.

2.12 Compliance with Legal Requirements.  Except as otherwise disclosed in any schedule provided in connection with this Agreement, to the Knowledge of Omni, Omni is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on Omni.  Other than tax liens, which have been terminated, released and cancelled in full, Omni has never received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement with which Omni is obligated to comply.  Omni has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets.  Omni is not in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to the Knowledge of Omni, threatened to revoke or limit any such permit, certificate or license.

2.13 Legal Proceedings.  There is no pending Legal Proceeding, and to Omni’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects Omni or any of the assets owned or used by Omni, or (ii) that challenges the Merger or any of the other transactions contemplated hereby.  No Legal Proceeding has ever been commenced that involves or affects Omni or the assets owned by Omni.  There is no Order in which Omni is named or to which any of the assets of Omni is subject.

2.14 No Undisclosed Liabilities.  Omni has no Liabilities, except for (i) Liabilities reflected on the Omni Financial Statements, including, without limitation, any footnote thereto, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Omni Financial Statements, none of which are material in nature or exceed $150,000, in the aggregate, (iii) Liabilities under Omni Contracts, (iv) Liabilities incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby, and (v) Liabilities incurred in connection with the issuance of Omni Convertible Debt.

2.15 Absence of Certain Changes.   Since the date of the Omni Financial Statements, Omni has conducted its business as ordinarily conducted consistent with past practice and, other than its increase in the financial obligations otherwise described in this Agreement, there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on Omni.

2.16 Tax Matters.   Except as otherwise set forth on Schedule 2.16, all Tax Returns required to be filed by or on behalf of Omni with any Governmental Body before the Closing Date (the “Omni Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Holdings following written request therefor.  All Taxes owed by Omni have been paid when due, whether or not such amounts are shown on any Omni Returns. The Omni Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof and Omni has made adequate provision for unpaid Taxes after that date in its books and records.  No Omni Return has ever been examined or audited by any Governmental Body.  No claim or Legal Proceeding is pending or has been threatened against or with respect to Omni in respect of any Tax.  There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Omni (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Omni and with respect to which adequate reserves for payment have been established).  Except as otherwise set forth on Schedule 2.16, there are no liens for Taxes upon any of the assets of Omni except liens for current Taxes not yet due and payable.

2.17 Employee and Labor Matters.

(a) Omni has entered into employment agreements with Harris A. Lichtenstein, Omni’s Chief Executive Officer and President, and Alexander Krichevsky, Omni’s Executive Vice President and Director of Research & Development, for initial terms commencing, in each case, on May 1, 2008.  Copies of these agreements have been provided to Holdings and MergerSub.  Omni is not a party to any other employment agreements.

(b) There are no Plans contributed to, maintained or sponsored by Omni, to which Omni is obligated to contribute or with respect to which Omni has any liability or potential liability, whether direct or indirect.

2.18 Environmental Matters.  No substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or, to the Knowledge of Omni, have been located in, on or about Omni Leased Real Property.  To the Knowledge of Omni, Omni Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and Omni has not used, or provided permission to others to use, Omni Leased Real Property for the storage, manufacture or disposal of Hazardous Materials.  Specifically, but without limitation, to the Knowledge of Omni, there are and have been no storage tanks located on Omni Leased Real Property.  To the Knowledge of Omni, no Hazardous Materials have been transported off site from Omni Leased Real Property.

2.19 Insurance.   Omni maintains no insurance coverage with respect to its business, its assets or Omni Leased Real Property.

2.20 Related Party Transactions.  Except as set forth on Schedule 2.20, Omni Contracts do not include any agreement with or any other commitment to (a) any officer or director of Omni; (b) any individual related by blood or marriage to any such officer or director; (c) any Entity in which Omni or any such officer, director or related person has an equity or participating interest or (d) any other Affiliate of Omni.

2.21 Disclosure.  Omni has not made any representation, warranty, covenant or statement in this Agreement, or in any of the schedules or exhibits attached to this Agreement, that contains any untrue statement of a material fact or, to the reasonable knowledge of Omni, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND MERGERSUB.  Except as set forth on the Schedules hereto, each of Holdings and MergerSub, jointly and severally, hereby represents, warrants and covenants on and as of the date hereof, to and for the benefit of Omni and the Surviving Company, as follows:

3.1 Due Organization.   Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.   MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Holdings and MergerSub has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted and proposed to be conducted after the Merger; (ii) to own and use its assets in the manner in which its assets are currently owned and used and as proposed after the Merger; and (iii) to perform its obligations under all Holdings Contracts.  Holdings, together with its predecessors, has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Omnimmune Holdings, Inc.,” or “Roughneck Supplies, Inc.”  Neither Holdings nor MergerSub is and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.  Neither Holdings nor any of the stockholders of Holdings has ever approved, or commenced any Legal Proceeding or made any election contemplating, the dissolution or liquidation of Holdings or MergerSub’s business or affairs.

3.2 Subsidiaries.  Except for MergerSub, Holdings has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.  Neither Holdings nor MergerSub has agreed and is not obligated to make any future investment in or capital contribution to any Entity.

3.3 Capitalization.

(a) The authorized capital stock of Holdings consists of 50,000,000 shares of Holdings Common Stock, of which 3,000,000 shares are issued outstanding immediately prior to the Closing Date (after giving effect to the cancellation immediately after the Effective Time of the 7,500,000 shares of Holdings Common Stock owned by Travis McPhee).  All of the issued and outstanding shares of capital stock of MergerSub are wholly owned by Holdings.  All of the outstanding shares of Holdings capital stock and MergerSub capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  All of the outstanding shares of Holdings capital stock and MergerSub capital stock have been issued in compliance with all applicable federal and state securities laws and other applicable Legal Requirements, and, after giving effect to the cancellation immediately after the Effective Time of the 7,500,000 shares of Holdings Common Stock owned by Travis McPhee, are owned, beneficially and of record, by those stockholders set forth on the most recent stockholders list held by Holdings’ transfer agent and as set forth on Schedule 3.3.  No shares of Holdings capital stock and MergerSub capital stock are subject to a repurchase option in favor of Holdings and MergerSub, respectively.  Neither Holdings nor MergerSub has ever repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities.

(b) For each of Holdings and MergerSub, there are no: (i) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock or other securities; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of Holdings; (iv) Contracts (other than this Agreement) under which Holdings or MergerSub is or may become obligated to sell, transfer, exchange or issue any shares of capital stock or any other securities; (v) agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any shares of capital stock; or (vi) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities.

3.4 Authority; Binding Nature of Agreement.   Each of Holdings and MergerSub has all necessary corporate power and authority to enter into and to perform its obligations hereunder, and the execution, delivery and performance by Holdings and MergerSub of this Agreement have been duly authorized by all necessary action on the part of Holdings, Holdings’ board of directors, MergerSub and MergerSub’s sole shareholder, Holdings.  For each of Holdings and MergerSub, this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Non-Contravention.  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the articles of incorporation or bylaws of Holdings or MergerSub, respectively; (ii) result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which Holdings or MergerSub, or any of the assets owned, used or controlled by Holdings or MergerSub, is subject; or (iii) result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any material Holdings Contract.

3.6 SEC Reports; Holdings Financial Statements.

(a) Holdings filed a registration statement on Form SB-2 under the Securities Act on August 16, 2007 which became effective on August 30, 2007.  Since that date, Holdings has filed all reports required to be filed by it under the Securities Act and the Exchange Act (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Except for such documents available on the SEC’s EDGAR database, Holdings has delivered to Omni a copy of all SEC Reports filed within the ten (10) days preceding the date hereof.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

(b)  The financial statements of Holdings included in the SEC Reports (the “Holdings Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  The Holdings Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the assets, liabilities, financial position and results of operations of Holdings as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  The books and records of Holdings are true, accurate and complete in all material respects.  All material agreements to which Holdings is a party or to which the property or assets of Holdings are subject are included as part of or specifically identified in the SEC Reports.  To the Knowledge of Holdings, each individual or entity required to file reports concerning equity ownership of Holdings under Section 13 or Section 16 of the Exchange Act has filed all such required reports, and each such report complied with the requirements of the Exchange Act and is accurate in all material respects.

(c) Holdings not an investment company within the meaning of Section 3 of the Investment Company Act.

(d) The shares of Holdings Common Stock are approved for quotation on the Over-the-Counter (OTC) Bulletin Board under the symbol “RNCK,” and Holdings is in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and Holdings Common Stock.

3.7 Equipment; Leasehold.

(a) The assets of Holdings and MergerSub (as reflected in the Holdings Financial Statements) include all properties, tangible assets and intangible assets used by Holdings and MergerSub in the conduct of their business as presently conducted.  Holdings has good and marketable title to, or a valid leasehold interest, license or other right to use such properties and assets, free and clear of any Encumbrance or restriction on transfer.

(b) Neither Holdings nor MergerSub owns nor leases any real property and does not have any interests in real property.

3.8 Intellectual Property.

(a) Neither Holdings nor Merger Sub has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) in any Registered IP.

(b) Neither Holdings nor Merger Sub is a licensee of any Intellectual Property Rights or Intellectual Property (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, internal-use software license or is generally publicly available on standard terms for less than $1,000).

(c) There are no Holdings Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any of Holdings IP.  Holdings is not bound by, and no Holdings IP is subject to, any Holdings Contract containing any covenant or other provision that in any way limits or restricts the ability of Holdings to use, exploit, assert, or enforce any Holdings IP anywhere in the world.

(d) To Holdings’ Knowledge, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Holdings IP.

(e) To Holdings’ Knowledge, none of the Holdings IP owned or licensed by Holdings or MergerSub currently infringes, misappropriates or otherwise violates or has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.  Without limiting the generality of the foregoing, no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to Holdings’ Knowledge, has been threatened against Holdings or MergerSub.

3.9 Contracts.  Schedule 3.9 identifies each Holdings Contract and provides an accurate description of the terms of any Holdings Contract that is not in written form.  Neither Holdings nor MergerSub has violated or breached, or committed any default under, any material Holdings Contract, and, to Holdings’ Knowledge, no other Person has violated or breached, or committed any default under, any Holdings Contract.

3.10 Finder’s Fee.  Except as otherwise set forth on Schedule 3.10, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon any arrangements or agreements made by or on behalf of Holdings or MergerSub.

3.11 Compliance with Legal Requirements.  Each of Holdings and MergerSub is, and has at all times been, in compliance with all applicable Legal Requirements.  Neither Holdings nor MergerSub has ever received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.  Each of Holdings and MergerSub has obtained all material permits, certificates and licenses required by any Legal Requirement for the conduct of its business and the ownership of its assets.  Neither Holdings nor MergerSub is in violation of any such permit, certificate or license, and no Legal Proceedings are pending or, to Holdings’ or MergerSub’s Knowledge, threatened to revoke or limit any such permit, certificate or license.

3.12 Legal Proceedings.  There is no pending Legal Proceeding, and to Holdings’ Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves or affects Holdings or MergerSub or any of the assets owned or used by either of them, or (ii) that challenges the Merger or any of the other transactions contemplated hereby.  No Legal Proceeding has ever been commenced that involves or affects Holdings or MergerSub or the assets owned by either of them.  There is no Order in which Holdings or MergerSub is named or to which any of their assets is subject.

3.13 No Undisclosed Liabilities.  Neither Holdings nor MergerSub has any Liabilities, except for (i) Liabilities reflected on the Holdings Financial Statements, (ii) accounts payable incurred in the ordinary course of business since the date of the last balance sheet reflected in the Holdings Financial Statements, none of which are material in nature or exceed $10,000, in the aggregate, (iii) Liabilities under the Holdings Contracts, and (iv) Liabilities incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby (including the legal fees owed by Holdings to Andrew Levinson in the amount of Twenty Five Thousand Dollars ($25,000)).

3.14 Absence of Certain Changes.   Since the date of the Holdings Financial Statements, Holdings has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on Holdings and MergerSub.

3.15 Tax Matters.   All Tax Returns required to be filed by or on behalf of Holdings and MergerSub with any Governmental Body before the Closing Date (the “Holdings Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements; and (iii) have been provided or made available to Omni.  All Taxes owed by Holdings and MergerSub have been paid when due, whether or not such amounts are shown on any Holdings Returns.  The Holdings Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the date thereof, and Holdings and MergerSub each have made adequate provision for unpaid Taxes after that date in its books and records.  No Holdings Return has ever been examined or audited by any Governmental Body.  No claim or Legal Proceeding is pending or has been threatened against or with respect to Holdings in respect of any Tax. There are no unsatisfied Liabilities for Taxes, including Liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by Holdings or MergerSub (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Holdings or MergerSub and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of Holdings or MergerSub except liens for current Taxes not yet due and payable.

3.16 Employee and Labor Matters.

(a) Holdings and MergerSub have compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits through December 31, 2007.  Since January 1, 2008, neither Holdings nor MergerSub has increased the salary or benefits level of any of its employees.  As of Closing, neither Holdings nor MergerSub has any employee or contractor or any obligation, financial or otherwise, to any such Person.

(b) There are no Plans contributed to, maintained or sponsored by Holdings or MergerSub, to which Holdings or MergerSub is obligated to contribute or with respect to which Holdings or MergerSub has any liability or potential liability, whether direct or indirect.

3.17 Environmental Matters.  No Hazardous Materials are or, to the Knowledge of Holdings, have been located in, on or about the Holdings Leased Real Property.  To the Knowledge of Holdings, the Holdings Leased Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and neither Holdings nor MergerSub has used, or provided permission to others to use, the Holdings Leased Real Property for the storage, manufacture or disposal of Hazardous Materials.  Specifically, but without limitation, to the Knowledge of Holdings, there are and have been no storage tanks located on the Holdings Leased Real Property.  To the Knowledge of Holdings, no Hazardous Materials have been transported off site from the Holdings Leased Real Property.

3.18 Insurance.   All insurance policies maintained by Holdings and MergerSub with respect to their businesses, their assets and the Holdings Leased Real Property are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.

3.19 Related Party Transactions.  The Holdings Contracts do not include any agreement with or any other commitment to (a) any officer or director of Holdings; (b) any individual related by blood or marriage to any such officer or director; or (c) any Entity in which Holdings or any such officer, director or related person has an equity or participating interest.

3.20 Disclosure.  Holdings has not made any representation, warranty, covenant or statement in the SEC Reports or in any Transaction Document that contains any untrue statement of a material fact or, to the reasonable knowledge of Holdings, omitted to state any material fact necessary in order to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading.

4. ADDITIONAL COVENANTS OF THE PARTIES.

4.1 Lock-Up Agreements. Effective as of the Effective Time, each officer and director of Omni, and certain other significant Omni shareholders shall have entered into a lock-up agreement in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”), pursuant to which each such Person is prohibited from publicly selling any of his shares of Holdings Securities prior to the date that is nine (9) months after the Closing Date, subject to certain extensions, as more specifically provided in the Lock-Up Agreement.

4.2 Board of Directors of Holdings.   The board of directors of Holdings, after the Effective Time, shall consist of four (4) members, all of whom are set forth on Exhibit B attached hereto.

4.3 Employment Agreements and Consulting Agreements.   After the Closing of the Merger, MergerSub shall assume all rights and obligations under Omni’s employment agreements and Omni’s consulting agreements, all of whom will be employees or consultants, as the case may be, of Surviving Company after the Merger.

4.4 Assumption of Obligations under Certain Agreements.  Effective as of the Effective Time, Holdings shall assume all of the obligations of Omni under (i) that certain Private Placement Memorandum, dated as of July 3, 2008, (ii) that certain Placement Agent Agreement among Omni, Holdings (f/k/a Roughneck Supplies, Inc., a Nevada corporation) and New Castle Financial Services LLC dated as of July 20, 2008; (iii) that certain Registration Rights Agreement, among Omni and Phillip B. Costa, Jr., dated as of November 1, 2003; and (iv) that certain Tag Along Rights Agreement among Harris A. Lichtenstein, Alexander Krichevsky and certain shareholder and derivative holders of Omni, as listed on Exhibit A attached thereto, dated as of November 1, 2003.

4.5 Cancellation of McPhee Shares. Immediately after the Closing, the 7,500,000 shares of Holdings Common Stock registered in the name of Travis McPhee shall be cancelled.

5. CONDITIONS TO EACH PARTY’S OBLIGATIONS.  The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the Party relying on such condition:

5.1 Approval of Merger by Omni’s Shareholders.   This Agreement and the Merger shall have been adopted and approved by the requisite number of votes represented by the outstanding shares of Omni Common Stock entitled to vote on this Agreement and the Merger, voting in accordance with the TBCA and Omni articles of incorporation and bylaws currently in effect (“Requisite Shareholder Vote”).

5.2 Applicable Exemption from Registration under Securities Act.  Holdings, MergerSub and Omni shall be satisfied that the issuances of the Holdings Common Stock, the Holdings Options, the Holdings Convertible Debt and the Holdings Warrants, in connection with the Merger, shall be exempt from registration under Regulation D of the Securities Act and Section 4(2) of the Securities Act.

5.3 No Legal Prohibition to Merger.   No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

5.4 No Bankruptcy Proceedings.   No proceeding in which Omni, Holdings or MergerSub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Omni, Holdings or MergerSub under any United States or state bankruptcy or insolvency law.

5.5 Ownership of Holdings Common Stock upon Conversion in Merger.   Each of the following groups of holders of Omni Securities shall acquire beneficial ownership, upon the Closing of the Merger, of not less than the following number of issued and outstanding shares of Holdings Common Stock:

(a) The holders of Omni Securities shall acquire aggregate beneficial ownership, on a fully diluted basis of 8,626,469 shares of Holdings Common Stock less such number of shares not issued due to Dissenting Shares, if any; and

(b) The existing holders of Holdings Securities shall retain aggregate beneficial ownership of the 3,000,000 shares of Holdings Common Stock outstanding prior to the Merger.

6. CONDITIONS TO OBLIGATIONS OF OMNI.   The obligation of Omni to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by Omni:

6.1 No Stockholder Vote of Holdings Required.  The Merger, the issuance of the Holdings Securities and any other transactions contemplated under this Agreement relating thereto, will not require the approval of Holdings’ stockholders.

6.2 Consents, Approvals.   Holdings and MergerSub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required with the SEC prior to the consummation of the Merger), except for any which if not obtained or effected would not have a Material Adverse Effect on Holdings and MergerSub or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

6.3 Performance and Compliance with Agreements.   Each of Holdings and MergerSub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

6.4 Representations and Warranties.   The representations and warranties of Holdings and MergerSub set forth in Section 3 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date.

6.5 Certificate of Holdings’ Secretary.   Omni shall have received from the Secretary of Holdings a certificate (i) certifying the articles of incorporation of Holdings, (ii) certifying the bylaws of Holdings, (iii) certifying the resolutions of the board of directors of Holdings authorizing the Merger and the transactions contemplated hereunder, (iv) attesting to the incumbency of the officers of Holdings and (v) except as permitted by Section 3.13, confirming that Holdings’ liabilities as of the Closing Date do not exceed $10,000.

6.6 Certificate of MergerSub’s Secretary.   Omni shall have received from the Secretary of MergerSub a certificate (i) certifying the certificate of incorporation of MergerSub, (ii) certifying the bylaws of MergerSub, (iii) certifying the resolutions of the sole stockholder and board of directors of MergerSub authorizing the Merger and the transactions contemplated hereunder, and (iv) attesting to the incumbency of the officers of MergerSub.

6.7 Certificate of Holdings’ Chief Executive Officer.   Omni shall have received from the Chief Executive Officer of Holdings a certificate certifying that (i) Holdings has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; (ii) all of Holdings’ representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date; and (iii) immediately after the consummation of this Agreement, the 7,500,000 shares registered in the name of Travis McPhee shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

6.8 Certificate of MergerSub’s President.   Omni shall have received from the President of MergerSub a certificate certifying (i) MergerSub has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (ii) all of MergerSub’s representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date.

6.9 Holdings and MergerSub Deliverables.   Holdings and MergerSub shall have delivered:

(a) the certificates described in Section 1.6 hereof (or, if applicable, shall have provided all necessary instructions to Holdings’ transfer agent for the delivery of such certificates promptly after the Closing);

(b) copies of all Consents required to be obtained by Holdings and/or MergerSub;

(c) resignations of the officers of Holdings effective one day following the Effective Time;

(d) a written agreement from Schumacher & Associates, Inc. in form and substance reasonably satisfactory to Omni, to deliver copies of the audit opinions with respect to any and all financial statements of Holdings that had been audited by such firm;

(e) a certificate dated the Closing Date, executed by the CEO of Holdings, certifying that Holdings has discontinued its existing business without liability to Holdings and transferred all assets and liabilities away from Holdings;

(f) satisfactory evidence that the 7,500,000 shares of Holdings Common Stock owned by Travis McPhee shall be  cancelled immediately after the Closing;

(g) a fully executed Assignment and Assumption Agreement, pursuant to which Holdings shall have assigned and Travis McPhee shall have assumed immediately prior to Closing any and all web hosting agreements to which Holdings is a party and that certain distribution agreement entered into by and between Holdings and Bell Industries, dated as of the 21st day of June, 2007; and

(h) all certificates and documents required to be delivered pursuant to the provisions of this Section 6 and such other documents required to be delivered by Holdings and MergerSub on or before the Closing Date.

6.10 Form 8-K.   A final draft of a Current Report on Form 8-K (the “Form 8-K”), which discloses Holdings’ entering into this Agreement, the consummation of the Merger, and which also includes all information required to be reported with respect to a “reverse merger” transaction with a public “shell company” including, without limitation, the information required pursuant to Section 5.06 – Change in Shell Omni Status, shall have been approved by Holdings, Omni and their respective legal advisors, to be filed with the SEC within four (4) Business Days after the Closing.

6.11 Access to Information.   From the date of this Agreement through and until the Closing Date, Holdings shall have provided Omni and its authorized representatives full access, during normal business hours and upon at least 24 hours prior written notice, to Holdings’ offices and other facilities and to review Holdings’ books and records.

7. CONDITIONS TO OBLIGATIONS OF HOLDINGS AND MERGERSUB.   The obligation of each of Holdings and MergerSub to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by Holdings:

7.1 Approval of Merger.  This Agreement, the Merger and all of the transactions contemplated hereunder shall have been approved and adopted by Omni’s board of directors and approved by Omni’s shareholders.

7.2 Consents, Approvals.  Omni shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices required to effectuate the transactions contemplated hereby and referred to in the Schedules, except for any which if not obtained or effected would not have a Material Adverse Effect on Omni or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

7.3 Representations and Warranties.   The representations and warranties of Omni set forth in Section 2 shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date.

7.4 Performance and Compliance with Agreements.   Omni shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time.

7.5 Certificate of Omni’s Secretary.   Holdings and MergerSub shall have received from the Secretary of Omni a certificate (i) certifying Omni’s articles of incorporation, (ii) certifying the bylaws of Omni, (iii) certifying the resolutions of the board of directors and stockholders of Omni authorizing the Merger and the transactions contemplated under this Agreement, and (iv) attesting to the incumbency of the officers of Omni.

7.6 Certificate of Omni’s Chief Executive Officer.  Holdings and MergerSub shall have received from the President and Chief Executive Officer of Omni a certificate certifying (i) Omni has satisfied and complied with all of its obligations under this Agreement which are required to consummate the Merger; and (ii) all of Omni’s representations and warranties set forth in this Agreement continue to be true and accurate as of the Closing Date.

7.7 Omni Deliverables.   Omni shall have delivered, or have caused the applicable stockholders to deliver, (i) the certificates described in Section 1.6 hereof, as applicable, (ii) copies of all Consents required to be obtained by Omni, (iii) all certificates and other documents required to be delivered pursuant to this Section 7 and (iv) all other documents required to be delivered by Omni on or before the Closing Date.

7.8 Access to Information.   From the date of this Agreement through and until the Closing Date, Omni shall have provided Holdings and its authorized representatives full access, during normal business hours and upon at least 24 hours prior written notice, to Omni’s offices and other facilities and to review Omni’s books and records.

8.

9. INDEMNIFICATION.

9.1 Indemnification of Omni.  Travis McPhee, the majority shareholder and President of Holdings prior to the Effective Time (the “Indemnifying Party”), shall indemnify and hold harmless Omni and its shareholders, officers, directors, employees, consultants, agents, representatives and Affiliates (the “Omni Indemnified Parties”), from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities or diminution of value of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (specifically including costs and fees incurred in enforcing this Section 8.1 or in recovering damages or pursuing other remedies with respect to any breach of this Section 8.1) (collectively, “Damages”), incurred by Omni as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of Holdings or MergerSub contained in this Agreement, including, without limitation, any Damages arising from or in connection with (a) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by Holdings or MergerSub, (b) Taxes attributable to any transaction or event occurring on or prior to the Closing, (c) any claim relating to or arising out of any Liabilities incurred prior to the Effective Time reflected on the Holdings Financial Statements or with respect to accounting fees arising thereafter, or (d) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Holdings, or the actions of Holdings, MergerSub or any holder of Holdings capital stock prior to the Effective Time.

9.2 Survival of Representations, Warranties and Covenants. The representations and warranties of Omni contained in this Agreement or in any instrument delivered pursuant to this Agreement will terminate at, and have no further force and effect after, the Effective Time. Each of Holdings and MergerSub acknowledges and agrees that all representations and warranties of Holdings and MergerSub contained in this Agreement (and the related indemnification obligations) shall survive the closing hereunder and continue in force until completion of the first annual audit of Holdings’ financial statements following the Effective Time.  Neither Holdings, MergerSub nor the Indemnifying Party shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Effective Time, unless on or before the completion of the first annual audit of Holdings’ financial statements  the Effective Time (the “Claims Deadline”), the Indemnifying Party is given notice of a claim with respect thereto, in accordance with Section 8.4, specifying the factual basis therefore in reasonable detail to the extent then known by Omni Indemnified Parties.

9.3 Limitation on Indemnification.  The obligations of the Indemnifying Party to Omni set forth in Section 8.1 shall be subject to the following limitations:

(a) The aggregate liability of Indemnifying Party to Omni Indemnified Parties under this Agreement shall not exceed $50,000.

(b) Other than claims based on fraud or for specific performance, injunctive or other equitable relief, Omni Indemnified Parties’ sole and exclusive remedy for any and all claims for Damages pursuant to Section 8.1 hereof shall be the indemnification provided under the terms and subject to the conditions of this Section 8.

9.4 Indemnification Procedures.

(a) If, at any time on or prior to the Claims Deadline, Omni Indemnified Parties shall assert a claim for indemnification pursuant to Section 8.1, such Omni Indemnified Parties shall submit a written notice (the “Notice of Claims”) to the Indemnifying Party, stating: (i) that a Omni Indemnified Party incurred or reasonably believes it may incur Damages and the amount or reasonable estimate thereof; and (ii) in reasonable detail, the facts alleged as the basis for such claim and the section or sections of this Agreement alleged as the basis or bases for the claim. In the event that the Indemnifying Party objects to the terms of the Notice of Claim and the Indemnifying Party and the Omni Indemnified Party are not able to resolve their dispute within thirty (30) days after such objection, then such dispute shall be resolved by binding arbitration in Wilmington, Delaware by one arbitrator pursuant to the rules of the American Arbitration Association.  The determination of such arbitrator shall be enforceable in any court of competent jurisdiction.

(b) In the event that any action, suit or proceeding is brought against any Omni Indemnified Party with respect to which Indemnifying Party may have liability under this Section 8, Indemnifying Party shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of Omni Indemnified Party; provided, however, that a Omni Indemnified Party shall have the right to retain its own counsel, with fees and expenses paid by Indemnifying Party, if representation of Omni Indemnified Party by counsel retained by Indemnifying Party would be inappropriate because of actual or potential differing interests between Indemnifying Party and Omni Indemnified Party.  In connection with any action, suit or proceeding subject to this Section 8, Indemnifying Party and each Omni Indemnified Party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding.  Indemnifying Party shall not, without the prior written consent of the Omni Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of such Omni Indemnified Parties for any liability arising out of such claim or demand.

10. MISCELLANEOUS.

10.1 Fees and Expenses.  Each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the transactions contemplated hereby, including, without limitation, the legal fees owed by Holdings to Andrew Levinson in the amount of Twenty-Five Thousand Dollars ($25,000), which shall be paid by Holdings immediately following the Closing, and any fees or expenses associated with any name change by Holdings or Merger Sub to eliminate the use of “Omnimmune” following any termination of this Agreement.

10.2 Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing Party may be entitled.

10.3 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.3):

If to Holdings or MergerSub:
Omnimmune Holdings, Inc.
5254 Green St. Unit 10
Halifax A5 B3H1N7 Canada
Telephone:  (800) 471-6889
Facsimile:
Attn: Travis McPhee, President

With a copy (which shall not constitute notice) to:
Andrew J. Levinson
1350 Broadway, 11th Floor
New York, NY 10018
Telephone:  (212) 216-8036
Facsimile:  (646) 390-6307

If to Omni:
Omnimmune Corp.
4600 Post Oak Place, Suite 352
Houston, Texas 77027
Telephone:  (713) 622-8400
Facsimile:
Attn: Harris A. Lichtenstein, Ph.D., Chief Executive Officer

with a copy (which shall not constitute notice) to:
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia 30068
Telephone:  (404) 580-1572
Attn:  Frank McDaniel, Esq.

10.4 Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.5 Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.

10.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, if any.  No Party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other Parties.

10.7 Waiver.   No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.8 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties.

10.9 Severability.  If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the Parties agree to promptly renegotiate such provision in good faith.  In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.10 Parties in Interest.  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) Each of the Parties has been represented by legal counsel except to the extent that such Party has declined legal counsel.  Accordingly, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.12 Entire Agreement.  This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

10.13 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger and Reorganization as of the first date written above.

OMNIMMUNE HOLDINGS, INC. By:/s/ Travis McPhee Name: Travis McPhee Title: President

OMNIMMUNE ACQUISITION CORP. By:/s/ Travis McPhee Name: Travis McPhee Title: President

OMNIMMUNE CORP. By:/s/ Harris Lichtenstein Name: Harris Lichtenstein Title: President
Acknowledged and Agreed as to Section 4.5: /s/ Travis McPhee Travis McPhee, in his individual capacity

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.  For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

 “Applicable Merger Consideration” shall mean the Stock Merger Consideration, Convertible Debt Merger Consideration, Option Merger Consideration, or the Warrants Merger Consideration, as applicable.

 “Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of New York are authorized or required by law or other governmental action to close.

 “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.

“Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government (including the European Union); or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“Holdings Common Stock” shall mean the common stock, par value $0.0001 per share, of Holdings.

“Holdings Contract” shall mean any Contract, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which Holdings is a party; (ii) by which Holdings or any of its assets is or may become bound or under which Holdings has, or may become subject to, any obligation; or (iii) under which Holdings has or may acquire any right or interest.

“Holdings Convertible Debt” shall mean any debt instrument convertible into shares of capital stock of Holdings.

“Holdings IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Holdings in any country or other geographic territory.

“Holdings Option” shall mean any option to purchase shares of capital stock of Holdings.

“Holdings Securities” shall mean the Holdings Common Stock, Holdings Convertible Debt, Holdings Options and the Holdings Warrants.

“Holdings Warrant” shall mean any warrant to purchase shares of capital stock of Holdings.

“Intellectual Property” shall mean and include all apparatus, biological materials, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean and include all past, present and future rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in the foregoing clauses (i) through (vi) of this definition.

“Knowledge” shall mean (i) with respect to Omni, the actual knowledge of Omni’s officers and directors and (ii) with respect to Holdings, the actual knowledge of Holdings’ officers and directors in each case without independent investigation.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect) regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees, or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), or (iii) changes in the trading prices for such entity’s capital stock.

“Omni Common Stock” shall mean the common stock, par value $0.01 per share, of Omni.

“Omni Contract” shall mean any Contract, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which Omni is a party; (ii) by which Omni or any of its assets is or may become bound or under which Omni has, or may become subject to, any obligation; or (iii) under which Omni has or may acquire any right or interest.

“Omni Convertible Debt” shall mean the convertible promissory notes listed on Schedule 2.3(b) under the heading “Convertible Debt.”

“Omni Convertible Note” shall mean each of the convertible promissory notes listed on Schedule 2.3(b) under the heading “Convertible Debt.”

“Omni IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Omni in any country or other geographic territory.

“Omni Option” shall mean any option to purchase shares of capital stock of Omni.

“Omni Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of Omni.

“Omni Securities” shall mean and include all outstanding shares of Omni Common Stock (other than any Dissenting Shares), Omni Convertible Debt, Omni Options and Omni Warrants, in each case as of immediately prior to the Effective Time.

“Omni Warrant” shall mean any warrant to purchase shares of capital stock of Omni.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Person” shall mean any natural person, Entity or Governmental Body.

“Plans” shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not funded and whether or not terminated, (b) employment agreements, and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.

 “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of such Entity’s board of directors or other governing body or (b) more than fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Exhibit B

Holdings Board of Directors

Harris A. Lichtenstein

Alexander Krichevsky

Mark Germain

Charles Duff

Matthew Gonda

Frank McDaniel

Merger Sub Board of Directors

Harris A. Lichtenstein

Alexander Krichevsky

Mark Germain

Charles Duff

Matthew Gonda

Frank McDaniel

Exhibit C
Form of Lock-Up Agreement

LOCK-UP AGREEMENT

August ___, 2008

Ladies and Gentlemen:

Reference is made to those discussions between Omnimmune Corp., a Texas corporation (“Omnimmune”) and Omnimmune Holdings, Inc., a Delaware corporation (the “Company”), relating to a proposed business combination between Omnimmune and the Company and a related private placement financing (the “Transactions”).  In connection with the Transactions, the Company and Omnimmune contemplate entering into a proposed Merger Agreement (the “Merger Agreement”) pursuant to which Omnimmune’s equity holders shall receive common stock (the “Common Stock”) and Common Stock equivalents of the Company in consideration for equity of Omnimmune held by them at the effective time of the merger.  In consideration of the Company and Omnimmune entering into the Transactions, the undersigned hereby agrees as follows:

1.           The undersigned hereby covenants and agrees, except as provided herein, not to (1) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge, or otherwise dispose of or (2) transfer title to (a “Prohibited Sale”) any of the shares of Common Stock or Common Stock equivalents acquired by the undersigned prior to the date hereof or pursuant to or in connection with the Merger Agreement (collectively, the “Acquired Shares”), during the period commencing on the Closing Date (as that term will be defined in the Merger Agreement) and ending on the 9-month anniversary of the Closing Date (the “Lockup Period”), without the prior written consent of the Placement Agent (as defined below).

2.           Notwithstanding the foregoing, the undersigned shall be permitted during the Lockup Period, without the consent of the New Castle Financial Services LLC (the “Placement Agent”) or any other party, (i) to engage in transactions in connection with the undersigned’s participation in the Company’s stock option plans, (ii) to transfer all or any part of the Acquired Shares to any family member, for estate planning purposes, or to an affiliate thereof (as such term is defined in Rule 405 under the Securities Exchange Act of 1934, as amended), provided that such transferee agrees in writing with the Company to be bound hereby, (iii) to participate in a registered direct offering by the Company in which the undersigned participates as a selling stockholder, (iv) to participate in any transaction in which holders of the Common Stock of the Company participate or have the opportunity to participate pro rata, including, without limitation, an underwritten offering of Common Stock, a merger, consolidation or binding share exchange involving the Company, a disposition of the Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for the Common Stock or (v) to transfer all or any part of the Acquired Shares in privately negotiated transactions to which the so-called “Section 4(1½)” exemption applies, provided that the transferee in any such transaction agrees in writing with the Company to be bound hereby, and no transaction contemplated by the foregoing clauses (i), (ii), (iii), (iv) and (v) shall be deemed a Prohibited Sale for purposes of this Letter Agreement.

3.           This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

4.           This Letter Agreement will become a binding agreement among the undersigned as of the Closing Date.  In the event that no closing occurs under the Merger Agreement, this Letter Agreement shall be null and void.  This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company and the undersigned with the consent of the Placement Agent, and if not sooner terminated, will terminate upon the expiration date of the Lockup Period.  This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Very truly yours,

Name:

Number of shares of Common Stock owned:

Number of Common Stock equivalents:

Accepted and Agreed to:

OMNIMMUNE HOLDINGS, INC.

By:

Name:

Title: